EX 10.69

Marathon Petroleum
Annual Cash Bonus (“ACB”) Program
2022

Program Objectives

The purpose of the Marathon Petroleum Annual Cash Bonus Program (the “Program”) is to incentivize and reward Eligible Employees for executing on the strategy of Marathon Petroleum Corporation.

The Program operates under the Marathon Petroleum Corporation 2021 Incentive Compensation Plan (the “Plan”) the terms of which are hereby incorporated into this document by reference. All Awards under the Program are granted pursuant to Article 9 of the Plan. Capitalized terms not specifically defined herein have the meanings specified in the Plan. In the event of any conflict between the Program and the Plan, the terms of the Plan shall control.

Definitions

As used in the Program:

a.“Change in Control” shall have the meaning as defined under the Plan; provided, that to the extent an Award provides for the payment of deferred compensation within the meaning of Section 409A of the Code, the events constituting a Change in Control shall have the meaning and are intended to be events constituting a change in ownership or a change in effective control for purposes of Section 409A of the Code.
b.“Committee” means the Compensation & Organization Development Committee (“C&ODC”), designated by the Board with the authority to administer the Program. However, in no event shall the Committee delegate its authority with respect to the compensation of any Eligible Employee deemed to be an “executive officer” as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.
c.“Company” means Marathon Petroleum Corporation and, where the context so requires, each Subsidiary that the Committee approves for participation in the Program.
d.“Designated Position” means an employee in a specified position as designated by the Committee.
e.“Eligible Employee” means a regular full-time or regular part-time Company employee who is assigned to a salary grade within the Company salary structure on the last day of the Performance Period. An employee who is eligible for any other annual incentive compensation program of the Company or any Subsidiary is not an Eligible Employee. An Eligible Employee is a “Participant” as defined under the Plan.
f.“Eligible Wages” for a non-Executive employee means the following compensation items paid to the employee during the Performance Period:
i.base wages and overtime wages;
ii.geographic pay differentials; and
iii.location premiums.

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Eligible Wages excludes non-cash compensation, equity-based compensation, allowances, reimbursements, premiums relative to relocation, payments for unused vacation and any bonus or recognition payments made. Eligible Wages excludes wages paid or processed by a third party except from third parties specifically contracted to pay Eligible Employees employed outside of the United States. Eligible wages for a non-Executive employee are the included amounts specified above before (A) deductions for taxes or benefits, and (B) deferrals of compensation pursuant to any Company or subsidiary-sponsored plan.

“Eligible Wages” for an employee designated as an Executive means and shall be equal to their annualized base salary in effect on the last day of the Performance Period; provided, however, that Eligible Wages for an employee designated as an Executive who retires, terminates employment, is hired, or who dies during the Performance Period means and shall be equal to his or her actual base wages paid plus any compensation deferred during the Performance Period.

Notwithstanding the preceding provisions of this Eligible Wages definition, upon the occurrence of a Change in Control, “Eligible Wages” for an employee (including an employee who is an Executive) means and shall be the actual wages paid to that employee during the Performance Period, to the date of the Change in Control.
g.“Executive” means an employee in the position of the Company’s Chief Executive Officer or the category of Designated Positions or Executive Resources.
h.“Executive Resources” means a salary grade 88 or salary grade 89 employee that is not a Designated Position.

i.“Performance Period” means January 1 through December 31, 2022.

j.“Performance Goals” shall have the meaning as defined in the Plan; the Program’s performance metrics are included in this meaning.

Eligible Employees and Targets
The Target Award Percentages for Eligible Employees are:
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Employee Salary Grade	Target Award Percentage
CEO Designated Positions	Per the Committee
Executive Resources	Per Management
19
18
17
16
15
14
13
12
10 and 11
7, 8 and 9
N9
N8
N1 to N7

The Target Award Percentage will be assigned based on the associated Employee Salary Grade as of the last day of the Performance Period.

Notwithstanding the preceding provisions, the Committee may provide for different Target Award Percentages than those listed above for Eligible Employees.

Performance Metrics and Funding

The Committee shall establish performance metrics with threshold, target and maximum performance criteria.

Performance metrics for the Performance Period are:

Performance Metric	Weight
Adjusted EBITDA per Barrel of Crude Oil Throughput Relative to Peers	30%
Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)	20%
Distributable Cash Flow (DCF) Attributable to MPLX per Unit	20%
Refining and Corporate Costs	10%
Environmental, Social, & Governance	20%
Greenhouse Gas (GHG) Intensity	5%
Process Safety Events (PSE) Rate	5%
Designated Environmental Incidents	5%
Diversity, Equity, & Inclusion	5%
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Funding for individual performance metrics can range from 50% (at threshold performance) to 200% (at maximum performance). No metric will fund when its final result is below the threshold performance level. Funding percentages may be rounded.

When any final performance metric result falls between threshold and target or between target and maximum performance levels, linear interpolation will be used to determine funding based on actual performance achieved. For example, if the final result of a metric is halfway between threshold and target performance levels, the funding percentage for that metric would be halfway between the corresponding funding percentages.

Award Determination

Each Eligible Employee’s final Award is determined based on an assessment of their performance for the Performance Period. No Eligible Employee may be awarded more than 200% of their Target Award Percentage without the Committee’s approval. An Eligible Employee who is an Executive (excluding the CEO) may have their final Award adjusted no more or less than 15% for their individual adjustment but may not be awarded more than 200% of their Target Award Percentage.

Hires, Promotions and Transfers

An Eligible Employee who changes from one eligible job to another during the Performance Period may experience a change to their Target Award Percentage (e.g., on account of a corresponding change in their pay grade), individual objectives or the formula for determining the funding of their Award. In this situation, funding shall be based on the associated Target Award Percentage for the Eligible Employee on the last day of the Performance Period.

If an Eligible Employee transfers to a job that is not eligible (e.g., the Eligible Employee transfers to casual employment) during the Performance Period they will no longer be eligible for any Award under the Program for such Performance Period.

Committee’s Certification of Performance Results

Pursuant to the Plan, the Committee shall certify, or provide for the certification of, in writing, the amount of any Award earned for each Eligible Employee for the Performance Period before payment of the Award is made.

The Committee may adjust or waive the achievement of any of the Performance Goals as permitted under the Plan.

Termination of Employment

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Unless otherwise determined by the Committee and except as may otherwise be provided in an Eligible Employee’s written agreement with the Company or Subsidiary, if an Eligible Employee’s employment terminates for any reason prior to payment of any Award(s) for a completed or uncompleted Performance Period, such Eligible Employee will not earn or otherwise be eligible for an Award or Awards under the Program, unless, and only to the extent provided below, an Eligible Employee's employment terminated on account of death or Retirement.

An Eligible Employee who terminates employment for any reason during a Performance Period, other than on account of Retirement, and who is subsequently rehired after the Performance Period ends, will not be eligible for any Award or other payment under the Program for that Performance Period.

For clarity, eligibility for an Award shall align to Event Categories assigned to an Eligible Employee as reflected in the Human Resources Information System as follows:

Event Classification	Reason Category	Event Classification Subcategory	Eligible
Terminate Employee	Involuntary	Death	Yes
Terminate Employee	Involuntary	LTD Retirement	Yes
Terminate Employee	Involuntary	All Other Subcategories	No
Terminate Employee	Voluntary	Retirement	Yes
Terminate Employee	Voluntary	All Other Subcategories	No

Death

If an Eligible Employee dies during a Performance Period, their eligibility for the Program will end and a payment will be made to their estate or as otherwise permitted by applicable law in the 2023 calendar year. Such payment shall be an amount equal to the product of (a) the Eligible Employee’s Target Award Percentage and (b) the Eligible Employee’s Eligible Wages paid up to their date of death.

If an Eligible Employee dies after a Performance Period, but before payment for that Performance Period has been made, the Award otherwise deemed payable under the Program for that Performance Period (i.e., as determined by the Committee, and not as determined under the preceding paragraph of this section) will be paid to their estate or as otherwise permitted by law in the 2023 calendar year.

Retirement

If an Eligible Employee terminates employment on account of Retirement during a Performance Period, their eligibility for the Program will end and a payment will be made to them in the 2023 calendar year. Such payment shall be an amount equal to the product of (a) the Eligible Employee’s Target Award Percentage and (b) the Eligible Employee’s Eligible Wages paid up to their date of Retirement.
If an Eligible Employee terminates employment on account of Retirement after a Performance Period, but before payment for that Performance Period has been made, the Award otherwise deemed payable under the Program for that Performance Period (i.e., as determined by the Committee, and not as determined under the preceding paragraph of this section) will be paid to them in the 2023 calendar year.
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An Eligible Employee will be considered to have terminated employment on account of “Retirement” only if they terminated employment, and at the time of the Eligible Employee’s termination of employment they were:

a.at least age 50 with 10 or more years of accredited service;
b.deemed to be in good standing, as determined in the sole discretion of the Committee; and
c.not eligible for a termination allowance under the Marathon Petroleum Termination Allowance Program (“TAP”) or other benefits in the nature of severance under any other plan, program or arrangement maintained by the Company or a Subsidiary from time to time in relation to the Eligible Employee’s termination of employment.

Payment of Awards

Following the Performance Period, each Eligible Employee’s Award for the Performance Period shall be determined in accordance with the terms of the Program and, subject to the Program’s terms, the Eligible Employee will be eligible to receive payment of the Award. The payment of the Award shall occur during the first calendar year beginning immediately after the end of the Performance Period.

The Award will be paid in cash.

Deductions and Taxes

There shall be deducted from all Awards, any taxes or other deductions required to be withheld or collected by national, Federal, state, provincial, or local governments and paid over to such government for the accounts of such Eligible Employees.

Subject to compliance with Section 409A of the Code and applicable state withholding laws, the Company may also deduct from any Award, at its sole discretion, any and all amounts determined by Company management to be owed to the Company or any Subsidiary by the Eligible Employee.

Change in Control

Unless otherwise determined by the Committee prior to a Change in Control, and except as otherwise may be provided in a Eligible Employee’s written agreement with the Company or Subsidiary upon a Change in Control, the Program will automatically terminate and each Eligible Employee employed by the Company immediately prior to the Change in Control will be vested and entitled to a lump sum payment equal to the product of 100% of the Eligible Employee’s Target Bonus Percentage multiplied by the Eligible Employee’s Eligible Wages. This payment shall be made as soon as administratively practicable following the Change in Control, but in no event later than 45 days from the date of the Change in Control. The timing of the payment within such 45-day period shall be determined solely by the Committee and without regard to any tax implications to an Eligible Employee.

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No Right to Award

Except as may be provided for under the Change in Control section of the Program, no Eligible Employee or other person shall have any claim or right to be granted an Award under the Program, meaning that the Program is a discretionary bonus program. Nothing contained in the Program document shall limit the ability of the Company to make payments or Awards to Eligible Employees under any other program, agreement or arrangement; provided, however, that no payment under any other program, agreement, or arrangement will be made because of a failure of an Eligible Employee to earn an Award hereunder, and no such payment outside of the Program will be in the nature of or in any way related to make whole payments for what would have been earned or paid hereunder if the performance goals had been met.

No Right to Employment

Neither the establishment of the Program, nor any action taken hereunder, shall be construed as giving any Eligible Employee any right to be retained in the employ of the Company or any Subsidiary, or participate hereunder in the Performance Period or any other performance periods.

Non-Transferability

Any rights and benefits of an Eligible Employee under the Program are personal to the Eligible Employee and, except for any payments that may be made following a Eligible Employee’s death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

No Impact on Benefits

Except as may be required by law or otherwise be specifically stated under any employee benefit plan, policy, or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Eligible Employee’s right under any such plan, policy, or program; nor shall any Award be treated as compensation for purposes of termination indemnities or other similar rights, except as may be required by law.

Program Administration

The Program shall be administered by the Committee as provided under the Plan.

The Program is a discretionary bonus program, and the Committee has complete and sole discretion with respect to all aspects of the operation, administration, design, features, benefits and Awards under the Program and can change, terminate, or modify Awards, or otherwise change any aspect of the Program in its discretion prospectively or retroactively, regardless of anything stated in this document.

In all events, whether any Award is paid to an Eligible Employee will depend on the decision of the Committee. All Awards are subject to the sole discretion of the Committee, and nothing in this document (except as may be provided for in the Change in Control provisions) or any other document describing or referring to the Program shall confer any right whatsoever on any person to be considered for any Award.

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This Program document does not purport to be complete and is subject to and governed by actions, rules, and regulations of the Committee.

This Program document may be changed or discontinued at any time without notice or liability at the sole discretion of the Committee.

The Committee may delegate any or all of its authorities hereunder, provided that the Committee shall, in no event, delegate its authority with respect to the compensation of any Eligible Employee deemed to be an “executive officer” as defined in Rule 3b-7 under the Securities Exchange Act of 1934. No member of the Committee shall be eligible to participate in the Program.

Subsidiary Requirements

Prior to the selection of employees of a Subsidiary to participate in the Program, the Committee may require the Subsidiary to consent to the participation of such employee or employees in the Program and to the charging of such Subsidiary with the amount of any Award which may be made to such employee or employees.

Recoupment / Clawback

Eligible Employees are subject to recoupment of amounts paid in error or in other circumstances required by law.

In addition, officers (as assigned through the Nominating and Governance Committee) are subject to recoupment provisions in the Program, in the case of certain forfeiture events. If the Company is required, pursuant to a determination made by the SEC or the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Company with any financial reporting requirement under applicable securities laws as a result of misconduct, the Audit Committee of the Board may determine that a forfeiture event has occurred based on an assessment of whether an officer knowingly engaged in misconduct, was grossly negligent with respect to misconduct, knowingly failed or was grossly negligent in failing to prevent misconduct or engaged in fraud, embezzlement, or other similar misconduct materially detrimental to the Company.

Upon the Audit Committee’s determination that forfeiture event has occurred, the Company has the right to request and receive reimbursement of any portion of an officer’s Award from the Program that would not have been earned or paid had the forfeiture event not have taken place.

These recoupment provisions are in addition to the requirements in Section 304 of the Sarbanes-Oxley Act of 2002 which provide that the CEO and CFO shall reimburse the Company for any bonus or other incentive-based or equity-based compensation as well as any related profits received in the 12-month period prior to the filing of an accounting restatement due to non-compliance with financial reporting requirements as a result of Company misconduct.

Notwithstanding the foregoing or any other provision of this Program to the contrary, the Company may also require that the Eligible Employee repay to the Company any compensation paid to the Eligible Employee under this Program, as is required by the provisions of the Dodd-Frank Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Company’s common stock is listed for trading.
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No Constraint on Corporate Actions

Nothing in the Program document shall be construed (a) to limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) to limit the right or power of the Company or any of its Subsidiaries to take any action which such entity deems to be necessary or appropriate.

Other Provisions

Nothing contained herein shall require the Company to segregate any funds from its general fund or to create any trusts, or to make any special deposits for amounts payable to any Eligible Employee.

The Program is intended to provide compensation which is exempt from or which complies with Section 409A of the Code, and ambiguous provisions of the Program, if any, shall be construed in a manner that would cause Awards to be compliant with or exempt from the application of Section 409A of the Code, as appropriate. If any payment, or portion thereof, must be delayed to comply with Section 409A of the Code because a Eligible Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the payment, or the portion so delayed, shall be made on the soonest date permissible without triggering the additional tax due under Section 409A of the Code. As used in the Program, “termination of Employment” and similar terms shall mean a “separation from service” within the meaning of Section 409A of the Code to the extent an Award provides for the payment of deferred compensation within the meaning of Section 409A of the Code.

No member of the Committee, or employee of the Company or any Subsidiary, shall be liable for any act done, or determination made in good faith, with respect to the administration of the Program. The Company indemnifies and holds harmless to the fullest extent allowed by law such persons individually and collectively, from and against any and all losses resulting from liability to which the Committee, or the members of the Committee, or employees of the Company or any Subsidiary may be subjected by reason of any act or conduct (except willful misconduct, fraud or gross negligence) in their official capacities in the administration of the Program, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense.

Any provision of the Program prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

The terms of the Program document supersede any written or verbal agreements, representations, proposals, or plans with respect to the subject matter hereof; provided, however, that the forgoing shall not act to supersede an existing written agreement between an Eligible Employee and the Company that has been approved by the Committee.
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